Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Announces Cash Dividend of $0.32 per share

New York, March 3, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a first quarter dividend of $0.32 per share. The dividend will be payable on April 5, 2010 to stockholders of record at the close of business on March 22, 2010. The tax treatment of the dividend will be reported to stockholders on Form 1099, which will be sent to stockholders after the end of the year.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements.”  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

Available Information

BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.
# # #